Exhibit 17.2

April 2, 2010

To: Kevin Jasper and Steven Vlahos, Directors of Insight Management Corporation

The undersigned hereby resigns as director of Insight Management with immediate effect by the request of the majority shareholder per the attached letter dated March 30, 2010.

Jennifer Rapacki

Enc.

Tech Development, LLC
c/o CSC Services of Nevada, Inc.
502 East John Street
Carson City, NV  89706

March 30, 2010

Insight Management Corp.
Jennifer Rapacki, President
1130 E. Clark Ave.
Suite 150-286
Orcutt, CA 93455

Re:   Action Taken on Consent of Majority Shareholders

Dear Ms. Rapacki:

Please take notice that Tech Development, LLC, the holder of sixty-four (64%) of the common voting stock of the Company, hereinafter the “Majority”, hereby takes the following action on written consent:

1) A request for the resignation of Mathew Maza, Esq. and Jennifer Rapacki from the Board of Directors of the corporation, or in the alternative the removal of said directors according to Section 2.14 of the By-laws of the corporation.
2)The election of Kevin Jasper and Steven Vlahos to the Board of Directors who have agreed to vote to retain Jennifer Rapacki as President  and Chief Operating Officer of the Company.

This action is being taken pursuant to Section 1.10 of the corporation’s by-laws and Title XXXVI Chapter 607 § 0704 of the Florida Business Organizations Corporations Law, and the actions herein shall become effective upon receipt of this notice.  For the purposes of Florida statutes, the date of receipt is the date this notice is first placed in the custody of the United States Postal Service.

Tech Development LLC owns 329,890,435 shares of the 515,453,806 shares issued and outstanding, representing 64% of the common stock eligible to vote.  Pursuant to the by-laws of the corporation and Florida Business Organizations Corporations Law this represent a majority of the shares sufficient to take the actions noted herein.

Very truly yours,

Natsui GF Irrevocable Trust, Managing Member

Edward J. da Parma, Trustee